As filed with the Securities and Exchange Commission on August 21, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	80-0229922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3535 Bridge Road P.O. Box 1340 Suffolk, Virginia	23439
(Address of Principal Executive Offices)	(Zip Code)

FIRST BANKSHARES, INC. STOCK OPTION PLAN

(Full title of the plan)

Darrell G. Swanigan

President and Chief Executive Officer

First Bankshares, Inc.

3535 Bridge Road

P.O. Box 1340

Suffolk, Virginia 23439

(757) 934-8200

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Susan S. Ancarrow, Esq.

Troutman Sanders LLP

1001 Haxall Point

P.O. Box 1122

Richmond, Virginia 23218-1122

Telephone: (804) 697-1861

Facsimile: (804) 698-6015

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price[2]	Amount of registration fee
Common Stock, $3.20 par value	132,000 shares	$6.00 (i) $7.81 (ii)	$963,176	$37.85

[1]

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock dividends, stock splits or subdivisions or consolidations of shares as provided in the First Bankshares, Inc. Stock Option Plan.

[2]

Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are determined as follows: (i) in the case of 37,507 shares available for issuance under the Plan that are not subject to outstanding options on the date of filing this registration statement, based on the average of the high and low sales prices of the common stock of SuffolkFirst Bank, the entity to which First Bankshares, Inc. is the successor by share exchange, on August 15, 2008 as reported on the NASDAQ Stock Market, and (ii) in the case of 94,493 shares that are subject to outstanding options under the Plan on the date of filing this registration statement, based on the aggregate exercise price of $738,134, which averages $7.81 per share.

Explanatory Note

In connection with the consummation on August 15, 2008 of the transactions contemplated by the Agreement and Plan of Reorganization and related Plan of Share Exchange, dated March 5, 2008, pursuant to which First Bankshares, Inc. (the “Company”) became the holding company for SuffolkFirst Bank (the “Bank”), the Company has assumed the obligations under the SuffolkFirst Bank 2003 Stock Option Plan, now known as the First Bankshares, Inc. Stock Option Plan (the “Plan”). In connection with its assumption of the Plan, the Company is offering shares of its common stock pursuant to the Plan.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents:

(a)	The Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, as originally filed by the Bank with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and as filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on August 18, 2008;

(b)	The Bank’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, as originally filed by the Bank with the Federal Reserve and as filed with the Commission as Exhibits 99.2 and 99.3, respectively, to the Company’s Current Report on Form 8-K filed on August 18, 2008;

(c)	The Bank’s Current Reports on Form 8-K dated January 9, 2008, January 17, 2008, March 10, 2008 and March 26, 2008, as originally filed by the Bank with the Federal Reserve and as filed with the Commission as Exhibits 99.4, 99.5, 99.6 and 99.7, respectively, to the Company’s Current Report on Form 8-K filed on August 18, 2008; and the Company’s Current Report on Form 8-K filed on August 18, 2008; and

(d)	The description of the common stock of the Company, par value $3.20 per share, contained in the Company’s Current Report on Form 8-K filed on August 18, 2008, and any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereby have been sold or deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement in this registration statement, or in a document incorporated or deemed incorporated herein, shall be deemed to be modified or superseded to the extent that a statement in a subsequently filed document which is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Virginia law, the Company’s Articles of Incorporation limit or eliminate the liability of directors or officers to the Company or its shareholders for monetary damages. To the fullest extent permitted under Virginia corporate law, as now or hereafter in effect, the Company’s Articles of Incorporation indemnify each director or officer of the Company against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters resulting from such person having engaged in willful misconduct or a knowing violation of the criminal law in the performance of his duty as such director or officer. In addition, the Board of Directors of the Company is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

The Articles of Incorporation also permit the Board of Directors, by majority vote of a quorum of disinterested directors, to cause the Company to indemnify or to contract in advance to indemnify employees, agents or consultants of the Company to the same extent as is mandated for directors and officers.

Every reference in the Articles of Incorporation to director, officer, employee, agent or consultant includes (i) every director, officer, employee, agent, or consultant of the Company or any company the majority of the voting stock of which is owned directly or indirectly by the Company, (ii) every former director, officer, employee, agent, or consultant of the Company,

(iii) every person who may have served at the request of or on behalf of the Company as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his or her executors and administrators.

In the event there is a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification is to be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each must select a nominee, and the nominees must select such special legal counsel.

The Company has also purchased insurance to indemnify it against all or any portion of the liability assumed by it under the provisions of the Articles of Incorporation and insurance on behalf of any person who is or was a director, officer, employee, agent or consultant of the Company against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Company would have the power to indemnify him against such liability under the Articles of Incorporation.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

An Exhibit Index appears at page 7 hereof.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with, or furnished to, the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suffolk, Commonwealth of Virginia, on August 21, 2008.

First Bankshares, Inc.
(Registrant)

By:	/s/ Darrell G. Swanigan
President and Chief Executive Officer

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Darrell G. Swanigan and Robert E. Clary, and each of them, with full power of substitution, as his or her attorneys-in-fact and agents for him or her and in his or her name and on his or her behalf as a director and/or officer of First Bankshares, Inc. to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, and other documents (including any necessary amendments thereof) which such attorneys-in-fact may deem appropriate or necessary and to cause the same to be filed with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Darrell G. Swanigan Darrell G. Swanigan	President and Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2008

/s/ Robert E. Clary Robert E. Clary	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 21, 2008

/s/ Larry L. Felton Larry L. Felton	Director	August 21, 2008

/s/ Peter C. Jackson Peter C. Jackson	Director	August 21, 2008

/s/ Jonie N. Mansfield Jonie N. Mansfield	Director	August 21, 2008

/s/ Robert M. Moore, Jr. Robert M. Moore, Jr.	Director	August 21, 2008

/s/ James E. Turner, Jr. James E. Turner, Jr.	Director	August 21, 2008

/s/ Clinton L. Varner Clinton L. Varner	Director	August 21, 2008

/s/ Jack W. Webb, Jr. Jack W. Webb, Jr.	Director	August 21, 2008

/s/ Clay K. White Clay K. White	Director	August 21, 2008

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock, filed herewith.

23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5 hereto).

23.2	Consent of PKF Witt Mares, PLC, filed herewith.

24	Powers of Attorney (included on the signature page of this registration statement).

99.1	First Bankshares, Inc. Stock Option Plan, filed herewith.